CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 21, 2012, accompanying the financial statements of Quality Municipals Income Trust, 27th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 916) as of August 31, 2012, and for the period from September 2, 2010 (date of deposit) through August 31, 2011 and for the year ended August 31, 2012 and the financial highlights for the period from September 2, 2010 (date of deposit) through August 31, 2011 and for the year ended August 31, 2012, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-167547) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 21, 2012